200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Robert W. Beard
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION COMPLETES
$11.8 MILLION REFINANCING OF SENIOR SECURED DEBT

Ft. Lauderdale, FL, August 9, 2007 - SMF ENERGY CORPORATION, formerly, STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing and government service industries, announced the sale of $11.8 million in debt and equity securities and the use of the proceeds to redeem three prior issuances of senior secured subordinated debt totaling $11.3 million, lowering the Company’s total senior secured subordinated debt to $10.6 million.

The Company issued to institutional and other accredited investors a total of $10.6 million in 11-1/2% redeemable senior secured convertible promissory notes maturing December 31, 2009, together with 790,541 shares of common stock and 39,527 four year warrants to purchase common stock at $1.752 per share. All principal on the notes is payable at maturity. The common stock with detachable warrants was priced at $1.48 and generated $1.2 million in equity proceeds. Fifty percent (50%) of the principal amount of the new promissory notes may be converted into shares of the Company’s common stock at $1.46 per share.

As noted above, the Company used the proceeds to redeem its outstanding senior secured promissory notes issued in August 2003, January 2005 and September 2005, the original principal balances of which had previously been paid down from the original debt of $16.1 million to $11.3 million and to further reduce the Company’s senior subordinated debt. The newly issued promissory notes are secured by the same vehicles and field equipment of the Company and its subsidiaries as were the retired promissory notes.

In conjunction with the offering, the Company and Wachovia Bank, N.A., its working capital lender, amended the Company’s $25 million credit facility to increase the loans available to the Company under its agreement by lowering the minimum unused availability covenant from $2 million to $750,000.

Philadelphia Brokerage Corporation acted as the Company’s placement agent for the offering.

Richard Gathright, Chairman, Chief Executive Officer and President, commented, “This refinancing is a significant step in reducing our debt, improving our capital structure and streamlining our operations. Now we have a single debt mechanism securing the vehicles and equipment that were previously spread out among three different debt issuances. We will now be able to take better advantage of opportunities to increase efficiency and productivity by replacing vehicles and equipment or transferring vehicles or equipment among our different subsidiaries and operating divisions.”

Gathright continued, “We are also pleased that, after having completed a $3.3 million private placement of common stock and warrants in February of this year, we were able to place another $1.2 million in equity as part of this refinancing, for a total of $4.5 million in new equity investment in our Company this year. Besides funding the pay down of our subordinated secured debt from $14.2 million at December 31, 2006 to $10.6 million today, these infusions of equity have strengthened our balance sheet and our cash position.”

Gathright concluded, “Most importantly, our completion of two key success factors, namely, the refinancing of our debt and the full implementation of our new operating, infrastructure and management systems, allow us to now move forward aggressively with our acquisition and diversification program and, we believe, realize the value of our efforts and investments.

About SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. The Company conducts operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and Texas. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future expansion plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended March 31, 2007, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2006.